Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form F-3 (No. 333-271916) and Form S-8 (No. 333-276710) of Seadrill Limited of our report dated March 27, 2024 relating to the financial statements and the effectiveness of internal control over financial reporting of Seadrill Limited (Successor), which appears in this Form 20-F.

/s/PricewaterhouseCoopers LLP

Watford, United Kingdom
March 27, 2024